Exhibit 4.8

CLEAN EARTH ACQUISITIONS CORP.

DESCRIPTION OF SECURITIES

 The following summary of the material terms of the securities of Clean Earth Acquisitions Corp., a Delaware corporation (“we,” “us,” “our” or the “Company”), is not intended to be a complete summary of the rights and preferences of such securities and is subject to and qualified by reference to our second amended and restated certificate of incorporation, our bylaws, the warrant agreement, dated February 23, 2022, between the Company and American Stock Transfer & Trust Company (the “warrant agreement”) and the rights agreement, dated February 23, 2022, between the Company and American Stock Transfer & Trust Company (the “rights agreement”), in each case incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “Report”), and applicable Delaware law, including the Delaware General Corporation Law, or DGCL. We urge you to read our second amended and restated certificate of incorporation, our bylaws, the warrant agreement and the rights agreement in their entirety for a complete description of the rights and preferences of our securities.

Pursuant to our second amended and restated certificate of incorporation, our authorized capital stock consists of 110,000,000 shares of common stock, $0.0001 par value each, including 100,000,000 shares of Class A common stock and 10,000,000 shares of Class B common stock, as well as 1,000,000 shares of preferred stock, $0.0001 par value each.

Units

Each unit consists of one share of Class A common stock, one right and one-half of one redeemable warrant. Each right entitles the holder to receive one-tenth (1/10) of one share of Class A common stock. You must have 10 rights in order to receive one share of Class A common stock at the closing of the initial business combination. Each whole warrant entitles the holder thereof to purchase one share of our Class A common stock at a price of $11.50 per share, subject to adjustment. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A common stock. This means that only a whole warrant may be exercised at any given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you purchase at least two units, you will not be able to receive or trade a whole warrant.

Our Class A common stock, rights and warrants commenced separate trading on April 18, 2022. Holders have the option to continue to hold units or separate their units into the component pieces.

Common Stock

There are 31,556,667 shares of our common stock outstanding, consisting of:

●	23,000,000 shares of our Class A common stock underlying the public units;
●	890,000 shares of our Class A common stock underlying the private units; and
●	7,666,667 founder shares held by our initial stockholders.

We will consummate our initial business combination only if we have net tangible assets of at least $5,000,001 immediately prior to or upon consummation of such business combination and, solely if a vote is held to approve a business combination, a majority of the outstanding shares of common stock voted are voted in favor of the business combination.

Stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of Class A common stock and holders of founder shares will vote together as a single class on all matters submitted to a vote of our stockholders except as required by law. Unless specified in our second amended and restated certificate of incorporation, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of our shares of common stock that are voted is required to approve any such matter voted on by our stockholders. Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to be voted for the election of directors can elect all of the directors.

Because our second amended and restated certificate of incorporation authorizes the issuance of up to 100,000,000 shares of Class A common stock, if we were to enter into a business combination, we may (depending on the terms of such a business combination) be required to increase the number of shares of Class A common stock which we are authorized to issue at the same time as our stockholders vote on the business combination to the extent we seek stockholder approval in connection with our business combination.

In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until no later than the end of the fiscal year immediately following the first full fiscal year for which financial statements are filed following our listing on Nasdaq. Under Section 211(b) of the DGCL, we are, however, required to hold an annual meeting of stockholders for the purposes of electing directors in accordance with our bylaws, unless such election is made by written consent in lieu of such a meeting. We may not hold an annual meeting of stockholders to elect new directors prior to the consummation of our initial business combination, and thus we may not be in compliance with Section 211(b) of the DGCL, which requires an annual meeting. Therefore, if our stockholders want us to hold an annual meeting prior to the consummation of our initial business combination, they may attempt to force us to hold one by submitting an application to the Delaware Court of Chancery in accordance with Section 211(c) of the DGCL.

We will provide our stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of our initial business combination, including interest earned on the funds held in the trust account and not previously released to us to pay our franchise and income taxes, divided by the number of then outstanding public shares, subject to the limitations described herein. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. The redemption rights will include the requirement that a beneficial holder must identify itself in order to validly redeem its shares. Our sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares held by them and any public shares they may acquire in connection with the completion of our business combination or otherwise.

Pursuant to our second amended and restated certificate of incorporation, if we do not consummate an initial business combination by 15 months (or up to 18 months if we extend the period of time to consummate our initial business combination in accordance with the terms described herein) from the closing of the initial public offering, our corporate existence will cease except for the purposes of winding up our affairs and liquidating. If we are forced to liquidate prior to an initial business combination, our public stockholders are entitled to share ratably in the trust account, based on the amount then held in the trust account.

Our sponsor, officers and directors have agreed to waive their rights to participate in any liquidation distribution from the trust account occurring upon our failure to consummate an initial business combination with respect to the founder shares and private shares. Our sponsor, officers and directors will therefore not participate in any liquidation distribution from the trust account with respect to such shares. They will, however, participate in any liquidation distribution from the trust account with respect to any public shares acquired in, or following, the initial public offering.

Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the shares of common stock, except that public stockholders have the right to sell their public shares to us in a tender offer or have their public shares redeemed for cash equal to their pro rata share of the trust account in connection with the consummation of our business combination. Public stockholders who sell or redeem their stock into their share of the trust account still have the right to exercise the warrants that they received as part of the units.

Founder Shares

Our Class B common stock (the “founder shares”) is identical to the Class A common stock included in the units sold in the initial public offering, and holders of founder shares have the same stockholder rights as public stockholders, except that: (1) the founder shares are subject to certain transfer restrictions contained in a letter agreement that our initial stockholders, directors and officers have entered into with us, as described in more detail below; (2) pursuant to such letter agreement, our initial stockholders, directors and officers have agreed to waive: (i) their redemption rights with respect to any founder shares and public shares held by them, as applicable, in connection with the completion of our initial business combination; (ii) their redemption rights with respect to any founder shares and public shares held by them in connection with a stockholder vote to amend our second amended and restated certificate of incorporation (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 15 months (or up to 18 months if we extend the period of time to consummate our initial business combination in accordance with the terms described herein) from the closing of the initial public offering, or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity; and (iii) their rights to liquidating distributions from the trust account with respect to any founder shares they hold if we fail to complete our initial business combination within 15 months (or up to 18 months if we extend the period of time to consummate our initial business combination in accordance with the terms described herein) from the closing of the initial public offering or during any extension period (although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination within the prescribed time frame); (3) the founder shares will automatically convert into our Class A common stock concurrently with or immediately following our initial business combination, subject to adjustment, as provided herein; (4) the founder shares are entitled to registration rights; and (5) pursuant to the letter agreement, our sponsor has agreed that upon and subject to the completion of the initial business combination, approximately 33% of the founder shares then held by the sponsor shall be considered to be newly unvested shares, which will vest only if the closing price of our shares of Class A common stock on the Nasdaq equals or exceeds $12.50 for any 20 trading days within a 30 trading day period after the closing of the initial business combination but before the tenth anniversary of the closing of the initial business combination. In the event the share price level described above is achieved before the first anniversary of the closing of the initial business combination, such unvested founder shares will not vest until the first anniversary of such closing. Additionally, if we enter into a binding agreement on or before the tenth anniversary of the initial business combination with respect to certain other transactions, as described in the letter agreement, all unvested founder shares will vest on the day prior to the closing of such transactions. Founder shares, if any, that remain unvested at the tenth anniversary of the closing of the initial business combination will be forfeited. If we submit our initial business combination to our public stockholders for a vote, our initial stockholders have agreed (and their permitted transferees will agree), pursuant to the terms of the letter agreement, to vote their founder shares and any public shares in favor of our initial business combination.

The founder shares will automatically convert into Class A common stock concurrently with or immediately following our initial business combination, on a one-for-one basis, subject to adjustment for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A common stock, or equity-linked securities or rights, are issued or deemed issued in excess of the amounts issued in the initial public offering and related to the closing of our initial business combination, the ratio at which the founder shares will convert into Class A common stock will be adjusted (unless the holders of a majority of the issued and outstanding founder shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all founder shares will equal, in the aggregate, on an as-converted basis, 25% of the sum of all common shares issued and outstanding upon the completion of the initial public offering plus all Class A common stock and equity-linked securities issued or deemed issued in connection with our initial business combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in our initial business combination. The term “equity-linked securities” refers to any debt or equity securities that are convertible, exercisable or exchangeable for our Class A common stock issued in a financing transaction in connection with our initial business combination, including but not limited to a private placement of equity or debt.

Pursuant to the letter agreement that our initial stockholders, directors and officers have entered into with us, with certain limited exceptions, the founder shares are not transferable, assignable or salable (except to our directors and officers and other persons or entities affiliated with our sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of: (A) one year after the completion of our initial business combination; and (B) subsequent to our initial business combination (x) if the last reported sale price of our Class A common stock equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 180 days after our initial business combination or (y) the date on which we complete a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of our public stockholders having the right to exchange their common shares for cash, securities or other property.

Preferred Stock

No shares of preferred stock are currently outstanding. Our second amended and restated certificate of incorporation authorizes the issuance of 1,000,000 shares of preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. However, the underwriting agreement prohibits us, prior to a business combination, from issuing preferred stock which participates in any manner in the proceeds of the trust account, or which votes as a class with the common stock on a business combination. We may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

Public Warrants

There are 11,500,000 public warrants outstanding. Each whole warrant entitles the registered holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment as provided herein, at any time commencing 30 days after the completion of our initial business combination, except as discussed in the immediately succeeding paragraph. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you purchase at least two units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation. If (a) we issue additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by our board of directors, and in the case of any such issuance to our sponsor, initial stockholders or their affiliates, without taking into account any founder shares issued prior to our initial public offering and held by our sponsor, initial stockholders or their respective affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (b) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (c) the Market Value (as defined below) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value and (ii) the Newly Issued Price, and the Redemption Trigger Price (as defined below) will be adjusted (to the nearest cent) to be equal to 180% of the greater of (x) the Market Value and (y) the Newly Issued Price. For the purposes of this adjustment, the “Market Value” shall mean the volume weighted average trading price of our Class A common stock during the twenty (20) trading day period starting on the trading day prior to the date of the consummation of our initial business combination. The “Redemption Trigger Price” shall mean $18.00 per share, subject to adjustment in accordance with the warrant agreement.

Redemption of warrants for cash when the price per share of Class A common stock equals or exceeds $18.00. Once the warrants become exercisable, we may redeem the outstanding warrants (except the private warrants and any warrants underlying additional units issued to our sponsor, officers or directors in payment of working capital loans made to us):

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon a minimum of 30 days’ prior written notice of redemption to each warrantholder; and
●if, and only if, the reported last sale price of our Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the warrants become exercisable and ending three business days before we send the notice of redemption.

The right to exercise will be forfeited unless the warrants are exercised prior to the redemption date. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for our warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial warrant exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the sale of the Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period or we require the warrants to be exercised on a cashless basis as described below. If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of Class A common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification.

If we call the warrants for redemption for cash as described above, we will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” we will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of our Class A common stock issuable upon the exercise of our warrants. To exercise warrants on a cashless basis, each holder would pay the exercise price by surrendering the warrants in exchange for a number of shares of our Class A common stock equal to the quotient obtained by  dividing (i) the product of (A) the number of shares of our Class A common stock underlying the warrants, and (B) the difference between the “fair market value” and the exercise price of the warrants by (ii) such fair market value. Solely for purposes of the preceding sentence, “fair market value” shall mean the 10-day average trading price as of the date on which the notice of exercise is received by the warrant agent.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the shares of Class A common stock may fall below the $18.00 redemption trigger price (as may be adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

No fractional shares of Class A common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of shares of Class A common stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of Class A common stock pursuant to the warrant agreement (for instance, if we are not the surviving company in our initial business combination), the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the shares of Class A common stock, the company (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

Redemption Procedures.    A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A common stock issued and outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments.    If the number of outstanding shares of Class A common stock is increased by a capitalization or share dividend paid in shares of Class A common stock to all or substantially all holders of shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering made to all or substantially all holders of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Class A common stock) and (ii) one minus the quotient of (x) the price per Class A common stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of Class A common stock, in determining the price payable for shares of Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of shares of Class A common stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the shares of Class A common stock on account of such shares of Class A common stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of Class A common stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Class A common stock issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (c) to satisfy the redemption rights of the holders of shares of Class A common stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of shares of Class A common stock in connection with a stockholder vote to amend our second amended and restated certificate of incorporation (A) to modify the substance or timing of our obligation to provide holders of our shares of Class A common stock the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 15 months (or up to 18 months if we extend the period of time to consummate our initial business combination in accordance with the terms described herein) from the closing of the initial public offering or (B) with respect to any other provision relating to the rights of holders of our shares of Class A common stock, (e) as a result of the repurchase of shares of Class A common stock by us if a proposed initial business combination is presented to our stockholders for approval, or (f) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Class A common stock in respect of such event.

If the number of outstanding shares of Class A common stock is decreased by a consolidation, combination, reverse share split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.

The exercise price and number of shares of Class A common stock issuable upon the exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuances of Class A common stock at a price below their respective exercise prices.

The warrants were issued in registered form under a warrant agreement between American Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in our public filings, or defective provision, (ii) removing or reducing the company’s ability to redeem the public warrants or (iii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants in any material respect. The warrant agreement may be amended by the parties thereto with the vote or written consent of the registered holders of at least 50% of the then outstanding public warrants and private warrants, voting together as a single class, to allow for the warrants to be or continue to be, as applicable, classified as equity in the company’s financial statements. All other modifications or amendments, including any modification or amendment to increase the warrant price or shorten the exercise period, (a) with respect to the terms of the public warrants or any provision of the warrant agreement with respect to the public warrants, will require the vote or written consent of the registered holders of at least 50% of the then outstanding public warrants and (b) with respect to the terms of the private warrants or any provision of the warrant agreement with respect to the private warrants will require the vote or written consent of the registered holders of at least 50% of the then outstanding private warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A of common stock and any voting rights until they exercise their warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Class A common stock to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim.

Private Warrants

There are 445,000 private warrants outstanding. The private warrants have terms and provisions that are identical to those of the warrants sold as part of the units in the initial public offering, except that: (i) they will not be redeemable by us, (ii) they may be exercised for cash or on a cashless basis, as described herein, (iii) they (along with the Class A common stock issuable upon exercise of the private warrants) are entitled to registration rights, as described below and (iv) the initial purchasers have agreed not to transfer, assign or sell any of the private units (or the private shares and warrants included therein), except in connection with the same limited exceptions that the founder shares may be transferred as described above, until 30 days after the completion of our initial business combination. The private warrants will not become public warrants as a result of any transfer of the private warrants, regardless of the transferee.

If holders of the private warrants elect to exercise them on a cashless basis, they would pay the exercise price by exchanging his, her or its warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “historical fair market value” (defined below) by (y) the historical fair market value. For these purposes, the “historical fair market value” shall mean the average reported closing price of the shares of Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis is because it is not known at this time whether the holders of the warrants will be affiliated with us following a business combination. If they are affiliated with us, their ability to sell our securities in the open market may be significantly limited. We have policies in place that restrict insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the shares of Class A common stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders of the private warrants to exercise such warrants on a cashless basis is appropriate as it would be beneficial in this regard to any of such holders that are insiders.

In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, our sponsor or an affiliate of our sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. Up to $1,500,000 of such loans may be convertible into units of the post business combination entity at a price of $10.00 per unit at the option of the lender. Such units would be identical to the private units.

Rights

There are 23,000,000 rights outstanding. Each right represents the right to receive one-tenth (1/10) of one share of Class A common stock upon the consummation of our initial business combination, so each holder of 10 rights will receive one share of Class A common stock upon consummation of our initial business combination, whether or not we will be the surviving entity and even if the holder of such right redeemed all shares of Class A common stock held by him, her or it in connection with our initial business combination. No fractional shares will be issued upon conversion of any rights, so holders must hold rights in denominations of 10 in order to receive a share of Class A common stock at the closing of our initial business combination. No additional consideration will be required to be paid by a holder of rights in order to receive his, her or its additional shares of Class A common stock upon consummation of our initial business combination as the consideration related thereto was included in the unit purchase price. The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of ours).

If we enter into a definitive agreement for a business combination in which we will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the shares of Class A common stock will receive in the transaction on an as-converted into shares of Class A common stock basis, and each holder of a right will be required to affirmatively convert his, her or its rights in order to receive the one-tenth (1/10) share underlying each right (without paying any additional consideration) upon consummation of the business combination. More specifically, the right holder will be required to indicate his, her or its election to convert the rights into underlying shares as well as to return the original rights certificates to us.

If we are unable to complete an initial business combination within 15 months (or up to 18 months if we extend the period of time to consummate our initial business combination in accordance with the terms described herein) and we liquidate the funds held in the trust account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from our assets held outside of the trust account with respect to such rights, and the rights will expire worthless.

Promptly upon the consummation of our initial business combination, we will direct registered holders of the rights to return their rights certificates to American Stock Transfer & Trust Company, in its capacity as our rights agent. Upon receipt of the rights certificate, the rights agent will issue to the registered holder of such right(s) the number of full shares of Class A common stock to which he, she or it is entitled. We will notify registered holders of the right to deliver their rights to the rights agent promptly upon consummation of such business combination and have been informed by the rights agent that the process of exchanging their rights for shares of Class A common stock should take no more than a matter of days. The foregoing exchange of rights is solely ministerial in nature and is not intended to provide us with any means of avoiding our obligation to issue the shares underlying the rights upon consummation of our initial business combination. Other than confirming that the rights delivered by a registered holder are valid, we will have no ability to avoid delivery of the shares underlying the rights. Nevertheless, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of an initial business combination. Additionally, in no event will we be required to net cash settle the rights. Accordingly, the rights may expire worthless.

We will not issue any fractional shares upon conversions of the rights, and no cash will be payable in lieu thereof. As a result, a holder must have 10 rights in order to receive one share of Class A common stock at the closing of the initial business combination. In the event that any holder would otherwise be entitled to any fractional share upon exchange of his, her or its rights, we will reserve the option, to the fullest extent permitted by applicable law, to deal with any such fractional entitlement at the relevant time as we see fit, which would include the rounding down of any entitlement to receive shares of Class A common stock to the nearest whole share (and in effect extinguishing any fractional entitlement), or the holder being entitled to hold any remaining fractional entitlement (without any share being issued) and to aggregate the same with any future fractional entitlement to receive shares in the company until the holder is entitled to receive a whole number. Any rounding down and extinguishment may be done with or without any in lieu cash payment or other compensation being made to the holder of the relevant rights, such that value received on exchange of the rights may be considered less than the value that the holder would otherwise expect to receive. All holders of rights shall be treated in the same manner with respect to the issuance of shares upon conversion of the rights.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the rights agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim.

Dividends

We have not paid any cash dividends on our shares of common stock to date and do not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

Our Second Amended and Restated Certificate of Incorporation

Our amended and restated certificate of incorporation contains certain requirements and restrictions that will apply to us until the completion of our initial business combination. These provisions cannot be amended without the approval of the holders of 60% of our common stock. Our initial stockholders, who collectively beneficially own 27.1% of our common stock, will participate in any vote to amend our amended and restated certificate of incorporation and will have the discretion to vote in any manner they choose. Specifically, our amended and restated certificate of incorporation provides, among other things, that:

●if we are unable to complete our initial business combination within 15 months (or up to 18 months if we extend the period of time to consummate our initial business combination in accordance with the terms described herein) from the closing of the initial public offering, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to us to pay our franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law;

●prior to our initial business combination, we may not issue additional shares of capital stock that would entitle the holders thereof to (i) receive funds from the trust account or (ii) vote as a class with our public shares (a) on our initial business combination or on any other proposal presented to stockholders prior to or in connection with the completion of an initial business combination or (b) to approve an amendment to our amended and restated certificate of incorporation to (x) extend the time we have to consummate a business combination beyond 15 months (or up to 18 months if we extend the period of time to consummate our initial business combination in accordance with the terms described herein) from the closing of the initial public offering or (y) amend the foregoing provisions;
●although we do not intend to enter into a business combination with a target business that is affiliated with our sponsor, our directors or our officers, we are not prohibited from doing so. In the event we enter into such a transaction, we, or a committee of independent directors, will obtain an opinion from an independent investment banking firm or an independent accounting firm that such a business combination is fair to our company from a financial point of view;
●if a stockholder vote on our initial business combination is not required by law and we do not decide to hold a stockholder vote for business or other legal reasons, we will offer to redeem our public shares pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act, and will file tender offer documents with the SEC prior to completing our initial business combination which contain substantially the same financial and other information about our initial business combination and the redemption rights as is required under Regulation 14A of the Exchange Act. Whether or not we maintain our registration under the Exchange Act or our listing on Nasdaq, we will provide our public stockholders with the opportunity to redeem their public shares by one of the two methods listed above;
●our initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of our assets held in the trust account (excluding the deferred underwriting commissions and taxes payable by us on the income earned on the trust account) at the time of the agreement to enter into the initial business combination;
●if our stockholders approve an amendment to our amended and restated certificate of incorporation that would affect the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our business combination within 15 months (or up to 18 months if we extend the period of time to consummate our initial business combination in accordance with the terms described herein) from the closing of the initial public offering or with respect to any other provisions relating to the rights of holders of our Class A common stock, we will provide our public stockholders with the opportunity to redeem all or a portion of their shares of Class A common stock upon such approval at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our franchise and income taxes, divided by the number of then outstanding public shares; and
●we will not effectuate our initial business combination with another blank check company or a similar company with nominal operations.

In addition, our amended and restated certificate of incorporation provides that under no circumstances will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 upon consummation of our initial business combination.

Certain Anti-Takeover Provisions of Delaware Law and our Second Amended and Restated Certificate of Incorporation and By-Laws

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

●	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);
●	an affiliate of an interested stockholder; or
●	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

●our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;
●after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or
●on or subsequent to the date of the transaction, the initial business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Special meeting of stockholders

Our bylaws provide that special meetings of our stockholders may be called only by a majority vote of our board of directors, by our chief executive officer or by our chairman or by our secretary at the request in writing of stockholders owning a majority of our issued and outstanding capital stock entitled to vote.

Advance notice requirements for stockholder proposals and director nominations

Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be delivered to our principal executive offices not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the scheduled date of the annual meeting of stockholders. In the event that less than 70 days’ notice or prior public disclosure of the date of the annual meeting of stockholders is given, a stockholder’s notice shall be timely if delivered to our principal executive offices not later than the 10th day following the day on which public announcement of the date of our annual meeting of stockholders is first made or sent by us. Our bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but unissued shares

The 61,865,000 authorized but unissued shares of Class A common stock available for issuance (after appropriate reservation for the issuance of the shares underlying the private units and public and private warrants) and 1,000,000 authorized and unissued shares of our preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum Selection

Our amended and restated certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware, except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction or (D) any action arising under the Securities Act, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder and therefore bring a claim in another appropriate forum. Additionally, we cannot be certain that a court will decide that this provision is either applicable or enforceable, and if a court were to find the choice of forum provision contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Our amended and restated certificate of incorporation provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Action by Written Consent

Any action required or permitted to be taken by our common stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to our founder shares.